Exhibit 3.4

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Wolf Resources, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the provisions of the Corporation’s Certificate of Incorporation, as amended, (“Certificate of Incorporation”) the Board of adopted the following resolution on March 19, 2010 (i) authorizing a series of the Corporation’s previously authorized 20,000,000 shares of preferred stock, par value $.001 per share, (“Preferred Stock”) and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 2,400,000 shares of Series B Preferred Stock of the Corporation with the rights and preferences as set forth in the Series B Preferred Stock Certificate of Designation attached hereto as Exhibit A.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Stephen Johnston
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Revised: 3-6-09	Nevada Secretary of State Stock Designation

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, LIMITATIONS, VOTING POWERS AND RELATIVE RIGHTS OF

THE SERIES B PREFERRED STOCK OF

WOLF RESOURCES, INC.

          Wolf Resources, Inc., a Nevada Corporation (the “Corporation”), DOES HEREBY CERTIFY:

           Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the provisions of the Corporation’s Certificate of Incorporation, as amended, (“Certificate of Incorporation”) the Board of adopted the following resolution on March 19, 2010 (i) authorizing a series of the Corporation’s previously authorized 20,000,000 shares of preferred stock, par value $.001 per share, (“Preferred Stock”) and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 2,400,000 shares of Series B Preferred Stock of the Corporation as follows:

WHEREAS, the Board believes that it is in the best interests of the Corporation to create a series of preferred stock, par value $0.001 per share, designated as Series B Preferred Stock (“Series B Preferred”); and

WHEREAS, the Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Preferred Stock and expressly vests in the board the authority provided therein to issue the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon;   NOW THEREFORE BE IT:

RESOLVED, that a series of authorized Preferred Stock be hereby created and that the designation and amount thereof and the voting powers, preferences and relative, participating optional and other special rights of the shares of such series, if any, and the qualifications, limitations or restrictions thereof, are as follows:

1.   Designation and Amount.  That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the 20,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated  Series B Preferred Stock (the “Series B Preferred Stock”), to consist of 2,400,000 shares, par value $.001 per share, which shall have the following preferences, powers, designations and other special rights.

2.    Voting Rights.  The holders of shares of Series B Preferred shall have the following voting rights:

(a)           General Voting Provisions

(i)           Each share of Series B Preferred shall entitle the holder thereof to four hundred (400) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the date of this Certificate (x) declare any dividend on Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”) payable in shares of Common Stock, (y) subdivide the outstanding Common Stock, or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred are entitled shall be adjusted by multiplying the number of votes per share to which holders of shares of Series B Preferred were entitled immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)          Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of Series B Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (“Bylaws”), and the holders of Common Stock and the Series B Preferred shall vote together as a single class on all matters.

(iii)         Except as otherwise provided herein, in the Certificate of Incorporation or in the Bylaws, holders of Series B Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(b)           Protective Provisions.   In addition to any other rights provided by law, so long as any shares of Series B Preferred shall be outstanding, the Corporation shall not take any of the following actions (whether directly or indirectly, or by amendment, filing of a certificate of designations, preferences or rights, merger, consolidation or otherwise) without first obtaining the written consent, authorization or waiver of the holders of not less than a majority of the then-outstanding shares of Series B Preferred, voting together as a single voting group (the “Series B Majority”), which consent, authorization or waiver may be obtained without the necessity of formal stockholder action or of notice to the holders of any shares of capital stock not expressly empowered with such right to consent, authorize or waive:

(i)           Alter or change the rights, preferences or privileges of the shares of Series B Preferred so as to adversely affect the shares of such series of Preferred Stock, whether by formal amendment of the Certificate of Incorporation, merger or otherwise;

(ii)           Increase or decrease the total number of authorized shares of Series B Preferred;

(iii)           Authorize, designate, or issue, or obligate itself to issue, any equity security of the Corporation, including any security convertible into or exercisable or exchangeable for any equity security, having superior voting rights over the Series B Preferred;

(iv)           Liquidate, dissolve or wind up the Corporation; or

(v)           Effect any of the following transactions or series of transactions:  (a) selling, conveying or otherwise disposing of all or substantially all of the Corporation’s property or business (including the exclusive licensing of all or substantially all of the Corporation’s intellectual property to a third party), or (b) entering into any corporate reorganization, share exchange or recapitalization, or merging with or into, or consolidating with, any other corporation, limited liability company or other entity if the holders of shares of Common Stock and/or Preferred Stock sell or otherwise transfer in such transaction, to any person or group of persons acting jointly or in concert, shares of Common Stock and/or Preferred Stock representing 50% or more of the voting power of the stockholders of the Corporation (any such transaction, a “Liquidation Transaction”); provided, however, that none of the following shall be considered a Liquidation Transaction:  (x) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (y) a merger or consolidation with a wholly owned subsidiary of the Corporation or (z) an equity financing in which the Corporation is the surviving corporation.

3.           Redemption by Holders.

(a)           Redemption Date and Price.  At any time following the date hereof, any holder of then-outstanding shares of Series B Preferred (each, a “Redeeming Holder”) shall be entitled, by written request (a “Redemption Election”) delivered to the Corporation, to require that all (but not less than all) of the then-outstanding shares of Series B Preferred held by such Redeeming Holder be redeemed.  The Corporation shall, to the extent permitted by law, redeem that number of shares specified in the Redemption Election (the “Redeemed Shares”) in accordance with the procedures set forth in Section 3(b) as of a date (the “Redemption Date”) within ninety (90) days of the receipt by the Corporation of the Redemption Election.  The Corporation shall redeem the Redeemed Shares by paying in cash an amount per share equal to $0.001 for each such share (the “Redemption Price”).

(b)           Procedure and Payment.  Within fifteen (15) days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to the Redeeming Holder at the address last shown for such Redeeming Holder on the share transfer records of the Corporation.  In addition to any information required by law, such notice (the “Redemption Notice”) shall state: (i) the Redemption Date, (ii) the Redemption Price, (iii) the number of shares that may lawfully be redeemed from such Redeeming Holder, and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.  If the Corporation is unable lawfully to redeem all of the shares set forth in the Redemption Election with respect to a Redeeming Holder, then the Corporation may reduce the number of shares of Series B Preferred to be redeemed from any such Redeeming Holder, without penalty or prejudice, by written notice to such Redeeming Holder given within ten (10) days of receipt of the Redemption Notice.  Subject to the preceding sentence, on or after the Redemption Date, the Redeeming Holder shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable in accordance with this Section 3(b) to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than ten (10) days following the Redemption Date), the Corporation shall issue and deliver to or upon the written order of such Redeeming Holder, at such office or other place designated by the Redeeming Holder, a check for cash in an amount equal to the Redemption Price for the shares to be redeemed.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)           Effect of Redemption.  From and after any Redemption Date, unless there shall occur a default in payment of the Redemption Price, all rights of the Redeeming Holder (except the right to receive the Redemption Price upon surrender of the applicable share certificate or certificates) shall cease with respect to the shares designated to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation.  In the event of a redemption provided for in this Section 3 and there are more than one Redeeming Holders with respect to a Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of shares, allocated ratably among all such Redeeming Holders based upon the total Redemption Price applicable to the shares of Series B Preferred designated to be redeemed on any such Redemption Date. Any shares of Series B Preferred not redeemed pursuant to this Section 3 shall remain outstanding and be entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(d)           Termination. The rights set forth in this Section 3 shall terminate upon the consummation of a Liquidation Transaction.

4.           Redemption by the Corporation

(a)           Conditions to Redemption.  The Corporation may, in its sole and exclusive discretion, to the extent permitted by law, elect to redeem, in whole or from time to time in part, any shares of Series B Preferred held by any holder of Series B Preferred (such holder, a “Redeemed Holder”) by paying in cash an amount per share equal to the Redemption Price.

(b)           Redemption Date.  In the event that the Corporation elects to redeem any shares of Series B Preferred from a Redeemed Holder, the Corporation may fix a Redemption Date for the redemption of the shares of Series B Preferred held by such Redeemed Holder(s), which must be not less than five nor more than 60 days after the date on which a Redemption Notice is mailed by the Corporation pursuant to Section 4(c).

(c)           Procedure and Payment.  The Corporation shall mail a Redemption Notice, first class postage prepaid, to each Redeemed Holder at the address last shown for such Redeemed Holder on the share transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  Unless otherwise determined by the Board, on or before the applicable Redemption Date, the Redeemed Holder shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable in accordance with this Section 4(c) to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than ten (10) days following the Redemption Date), the Corporation shall issue and deliver to or upon the written order of such Redeemed Holder, at such office or other place designated by the holder, a check for cash in an amount equal to the Redemption Price for the shares to be redeemed.  In the event less than all the shares represented by any such certification are redeemed, a new certificate shall be issued representing the unredeemed shares.  No Series B Preferred may be redeemed except with assets legally available for the payment of the Redemption Price.

(d)           Effect of Redemption.  From and after any Redemption Date, unless there shall occur a default in payment of the Redemption Price, all rights of the Redeemed Holder (except the right to receive the Redemption Price upon surrender of the applicable share certificate or certificates) shall cease with respect to the shares designated to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation.  The shares of Series B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

5.           Dividends.  The holders of Series B Preferred are not entitled to receive any dividends with respect to their shares of Series B Preferred.

6.           Restrictions on Transfer.
(a)           Shares of Series B Preferred  or any interest therein (including but not limited to any voting or other rights pertaining to such shares) may not he sold, assigned, awarded, pledged, gifted, encumbered or otherwise transferred for consideration or otherwise, whether voluntarily, involuntarily, or by operation of law (collectively, “Transferred”), unless (i) (A) there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such securities, or (B) the sale is made in accordance with Rule 144 promulgated under the Securities Act, and (ii) the Corporation receives an opinion of counsel for the holder of such securities reasonably satisfactory to the Corporation stating that such Transfer is exempt from the registration and prospectus delivery requirements of the Securities Act. A Transfer or attempt to effect a Transfer subject to the provisions of this Section 6 shall be deemed to occur whenever any interest in any shares of Series B Preferred is Transferred or is attempted to be Transferred, voluntarily, involuntarily, or by operation of law, irrespective of whether any change in the record ownership of such share occurs.

(b)           In the event that a holder of Series B Preferred desires to Transfer shares of Series B Preferred in accordance with Section 6(a) above, such holder shall deliver written notice of its desire to effect the Transfer (the “Transfer Notice”) to the Corporation, including the opinion of counsel referred to therein, no less than fifteen (15) calendar days prior to the anticipated closing date of the Transfer. Any shares of Series B Preferred that are subject to the Transfer Notice may be redeemed by the Corporation, in its sole and exclusive discretion, pursuant to Section 4 above.

(c)           Any attempt by a Series B Holder to Transfer shares of Series B Preferred in violation of Sections 4 and/or 6 of this Certificate shall be null and void, and the Corporation will not effect any such Transfer nor will it treat any alleged Transferee as the holder of such shares for any purposes.

7.           Liquidation.

(a)           Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets of the Corporation available for distribution to its stockholders shall be distributed in the following order and amounts:

(i)           First, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other series of Preferred Stock that is not expressly senior to or pari passu with the Series B Preferred, by reason of their ownership thereof, an amount per share equal to $0.001 per share, as adjusted for stock splits, stock dividends, reclassification and the like (the “Series B Liquidation Amount”).  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment of the full

Series B Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii)           Upon the distribution of the full Series B Liquidation Amount and any other distribution that may be required with respect to a series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(b)           Certain Acquisitions.

(i)           Deemed Liquidation. For purposes of this Section 7, a liquidation dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall effect a Liquidation Transaction.

(ii)           Valuation of Consideration.  In the event of a deemed liquidation as described in Section 7(b)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board in accordance with the following provisions:

(1)  Securities not subject to investment letter or other similar restrictions on free marketability:

(A)  If traded on a national securities exchange, the value shall deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending three (3) trading days prior to the distribution (unless the Board approves some other valuation method);

(B)   If actively traded over-the-counter, the value shall he deemed to be the average of the closing bid prices for such securities over the ten (10) trading day period ending three (3) trading days prior to the distribution (unless the Board approves some other valuation method); and

(C)   If there is no active public market, the value shall be the fair market value thereof; as determined in good faith by the Board.

(2)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 7(b)(ii)(1) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(3)   For the purposes of this Section 7(b)(ii), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be:  (A) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (B) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

8.           Reacquired Shares.  Any shares of Series B Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

9.           Limitations. Except as may otherwise be required by law and as are set forth in any agreement among the holders of Series B Preferred and the Corporation, the shares of Series B Preferred shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate (as may be amended from time to time) or otherwise in the Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned, the President and Chief Executive Officer of the Corporation, under penalties of  perjury, does hereby declare and certify that this is the act and deed  of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations on March 19, 2010.

By:	/s/ Stephen C. Johnston
NAME: Stephen C. Johnston
President & Chief Executive Officer